Exhibit 2 for Item 7
KPMG Peat Marwick LLP Letterhead

400 Capitol Mall          Telephone 916-448-4700            Telefax 916-554-1199
Sacramento, CA 95814






September 16, 1998




Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Newgold, Inc. and, under the date of June 18, 1997, we reported on the financial statements of Newgold, Inc. as of January 31, 1997 and for the thirteen month period then ended. On September 3, 1998, we resigned. We have read Newgold, Inc.'s statements included under Item 4 of its Form 8-K dated September 16, 1998, and we agree with such statements.

Very truly yours,


KPMG Peat Marwick LLP